                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities

                    Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Pilot Network Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                          PILOT NETWORK SERVICES, INC.

                    Notice of Annual Meeting of Stockholders

                           To Be Held [      ], 2000

   The Annual Meeting of Stockholders (the "Annual Meeting") of Pilot Network Services, Inc., a Delaware corporation (the "Company"), will be held at the Waterfront Plaza Hotel, Ten Washington Street, Oakland, California, 94607, on [ ], [ ], 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect one Class II Director to serve until the 2002 Annual Meeting of Stockholders or until his successor is elected and qualified;

  2. To authorize the Company to issue, if the Company chooses to redeem at maturity its outstanding Series A Convertible Preferred Stock (the "Series A Preferred") by means of the issuance of Common Stock rather than by payment of cash, such number of common shares as would be required to be issued under the terms of the Series A Preferred, regardless of whether or not that number of shares exceeds 19.99% of the number of shares of the Company's common stock outstanding on the date that the Series A Preferred was issued, as more fully described in the attached Proxy Statement;

  3. To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending March 31, 2001; and

  4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominee for director, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on [    ], 2000 as
the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors

                                          [                   ]
                                          Secretary

Alameda, California
[   ], 2000


                                   IMPORTANT
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                          PILOT NETWORK SERVICES, INC.
                          1080 Marina Village Parkway
                           Alameda, California 94501

                                PROXY STATEMENT

General

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Pilot Network Services, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Waterfront Plaza Hotel, Ten Washington Street, Oakland, California, 94607, on
[   ], [       ], 2000, at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof. The Company's principal executive offices are located at 1080 Marina Village Parkway, Alameda, California 94501. The Company's telephone number at that address is (510) 433-7800.

   This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2000, including financial statements, were first mailed to stockholders entitled to vote at the
meeting on or about [    ], 2000.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
William C. Leetham, Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on [ ], 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the
close of business on the Record Date, the Company had approximately [   ]
shares of Common Stock outstanding and held of record by approximately [ ] stockholders.

Voting and Solicitation

   Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

   The nominee for election as director at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of one director. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter at a duly held meeting at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

   Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of one director, FOR the authority to redeem the Series A Preferred for Common Stock as described in Proposal No. 2 and FOR the ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be treated as present or represented for purposes of determining the presence of a quorum and will be excluded from the calculation of shares entitled to vote with respect to that matter. Proxies voting against the authority to redeem the Company's Series A Preferred Stock for Common Stock as described in Proposal No. 2 may not to vote be used for an adjournment of the Annual Meeting.

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may hire a proxy solicitor and incur charges of approximately $5,000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

   The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into two classes, designated Class I and Class II, respectively. Each class of directors consists of three directors, and each class of directors serves for a staggered two year term or until a successor is elected and qualified. The Class I directors are M. Marketta Silvera and Thomas B. Kelly, with one Class I vacancy, whose current terms will end at the Annual Meeting of Stockholders in 2001. The Class II directors are Thomas O'Rourke, with two Class II director vacancies, whose current terms will end at this Annual Meeting.

   At the Annual Meeting, Mr. O'Rourke is standing for re-election to serve until the 2002 Annual Meeting of Stockholders or until his successor is elected and qualified.

   In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

   Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class II directors of the Company with a term expiring at the 2002 Annual Meeting of Stockholders. There are currently two vacancies on the Board of Directors for a Class II director and one vacancy for a Class I director. The Company does not intend to fill the vacancies in the near term. Unless marked otherwise, proxies received will be voted FOR the election of the nominee named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominee listed below

   The names of the directors, their ages as of July 1, 2000 and certain other information about them are set forth below:

   Name                    Age Position with the Company             Class
   ----                    --- -------------------------             -----
   M. Marketta Silvera....  57 Chairman of the Board of Directors,
                               President and Chief Executive Officer   I
   Thomas O'Rourke(1)(2)..  76 Director                               II
   Thomas B. Kelly(1).....  57 Director                                I

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   There are no family relationships among any of the directors or executive officers of the Company.

Class I Directors Whose Terms Expire in 2001

   M. Marketta Silvera is the founder of the Company and has served as its President and Chief Executive Officer since June 1993, and as a director of the Company since July 1993. From June 1991 to January 1993, Ms. Silvera served as President of VoiceCom Systems, Inc., a voice processing services company. From May 1989 to June 1991, she served as President of Votan Corporation, a voice recognition technology company.

Ms. Silvera served as Vice President of Sales and Marketing at Granite Systems, a voice technology systems developer, and Votan from 1986 to 1989. Ms. Silvera is also a director of AVIOS, a voice and data technology organization, and has previously served as its President.

   Thomas B. Kelly has served as a director of the Company since March 1999. Mr. Kelly was a Managing Partner of Arthur Andersen, LLP, from 1984 to 1999. From 1976 to 1984 Mr. Kelly was a Partner of Arthur Andersen, LLP, and has worked in various other positions within Arthur Andersen since 1967.

Nominee for Election as Class II Directors through 2002

   Thomas O'Rourke has served as a director of the Company since November 1995. Mr. O'Rourke has served as the President and Chairman of the Board of O'Rourke Investment Corporation, an investment company, since 1989. From January 1985 to April 1988, Mr. O'Rourke was a General Partner of Hambrecht and Quist Venture Partners, a venture capital firm. From 1966 to 1985, he was the founder, President and Chairman of the Board of Tymshare, Inc., a computer services company.

Meetings and Committees of the Board of Directors

   During the fiscal year ended March 31, 2000 (the "last fiscal year"), the Board met four times and acted by unanimous written consent three times. No director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. A nomination for a director made by a stockholder must be
submitted to [        ], Secretary, at the address of the Company's executive
offices set forth above on or before       , 2000.

   The Audit Committee currently consists of directors Thomas O'Rourke and Thomas B. Kelly. The Audit Committee held five meetings during the last fiscal year. The Audit Committee's functions are to recommend the engagement of the firm of certified public accountants to audit the financial statements of the Company and to monitor the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

   The Compensation Committee consists currently of director Thomas O'Rourke and met one time and acted by unanimous written consent 25 times during the last fiscal year. The Compensation Committee's functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1998 Stock Option Plan, 1994 Stock Plan, 1998 Directors' Stock Option Plan and 1998 Employee Stock Purchase Plan.

Compensation of Directors

   Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board. The Company's 1998 Directors' Stock Option Plan (the "Directors' Plan") provided that each nonemployee director as of the date of the Company's initial public offering received an option to purchase 5,000 shares of Common Stock as of such date. In addition, the Directors' Plan provides that each person who becomes a nonemployee director of the

Company following the date of the Company's initial public offering will be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock on the date on which he or she is first appointed or elected to the Board. Thereafter, on the date of each annual meeting of the Company's stockholders immediately following which a nonemployee director is serving on the Board of Directors, he or she shall be granted an additional option to purchase 5,000 shares of Common Stock if, on the meeting date, he or she has served on the Company's Board of Directors for at least six months. Each of the nonemployee directors, including the director nominees, will have served for more than six months at the time of the Annual Meeting, and so will receive options to purchase 5,000 shares of the Company's Common Stock under the Directors' Plan, provided that all nominee directors are reelected to the Board at the Annual Meeting. All options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's Common Stock based upon the closing price of the stock on the Nasdaq National Market as of the date of grant, except that the options granted to nonemployee directors of the Company as of the date of the Company's initial public offering had an exercise price equal to the price at which the Company's stock was first sold to the public by the underwriters of the offering. Options granted at the time a nonemployee director is first appointed or elected to the Board vest as to 25% per year over four years. Options granted on the date of an annual meeting of stockholders vest in full on the first anniversary of the date of grant.

Recommendation of the Board:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                    APPROVAL OF THE ISSUANCE OF COMMON STOCK
                         UPON REDEMPTION AT MATURITY OF
               THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK

Title and Amount of Securities to be Issued

   On June 28, 2000, the Company completed a $15,000,000 private equity financing in which it issued 15,000 shares of Series A Preferred to Marshall Capital Management, Inc. In June 2002, the Company may redeem the Series A Preferred at its stated value. The redemption price may be paid, at the Company's election, in cash or in Common Stock with a market value equal to the redemption value of the Series A Preferred.

   Nasdaq Marketplace Rule 4460 requires that the Company obtain stockholder approval in connection with a transaction other than a public offering for cash which involves the issuance of Common Stock representing 20% or more of the voting power of the Company's securities outstanding before the transaction at a price per share less than the market value of the Common Stock on the date of issuance. The terms of the Series A Preferred permit the redemption of the Series A Preferred at maturity either (a) for cash or (b) by issuance of Common Stock, at the Company's option. The Company cannot exercise this option to redeem the shares by issuing Common Stock if it would require the Company to issue (when aggregated with all other shares required to be aggregated under Market Rule 4460) more than 3,014,199 shares (representing 19.99% of the outstanding Common Stock on the date the Series A Preferred was issued) unless the Company's stockholders approve Proposal 2. (The 3,014,199 share limit described above is occasionally referred to in this proxy statement as the "Nasdaq Threshold".) If the stockholders do not approve Proposal 2, the Company may exercise its rights to redeem the Series A Preferred for Common Stock if such issuance does not exceed the Nasdaq Threshold, but not otherwise.

   Based on the market conversion of $1.5675 which was in effect on October 31, 2000, the conversion of approximately 4,725 of the 15,000 outstanding shares of Series A Preferred would result in an issuance of 3,014,199 shares of Common Stock, which represents slightly less than 20% of the Common Stock outstanding as of October 1, 2000. Consequently, without stockholder approval to issue shares at maturity in excess of the Nasdaq Threshold, the Company would be required to redeem the Series A Preferred for cash.

   The Company cannot determine the number of shares of Common Stock issuable upon redemption at maturity of the Series A Preferred because such number depends on the market price of the Common Stock in June 2002. As such, it is impossible to foresee the impact on the Company if the issuance of common shares on maturity of the Series A Preferred, since the number of shares that might be issued cannot be determined.

   The number of shares of Common Stock issuable upon redemption at maturity of the Series A Preferred would increase if the market price of the Common Stock were to decline. Because any shares of Common Stock so issued may be sold into the public market, the number of shares of Common Stock which are freely tradable following the redemption at maturity of the Series A Preferred may increase considerably. This increase could place downward pressure on the price of the Common Stock. In addition, the issuance of Common Stock upon redemption at maturity of the Series A Preferred may cause substantial dilution to existing stockholders. However, it may be exactly in such circumstances where the Company may be unable to raise sufficient cash by other means, and, if that is the case, could benefit from having the option to issue shares in excess of the Nasdaq Threshold in order to redeem the Series A Preferred.

   The Company believes that it is in the best interests of the Company and its stockholders to have the ability to issue Common Stock in excess of the Nasdaq Threshold rather than pay cash for the Series A Preferred at maturity. Accordingly, the Company is seeking the approval of the stockholders of the Company for the discretion to issue shares of Common Stock upon redemption at maturity of the Series A Preferred in excess of the Nasdaq Threshold.

   The Company intends to use the proceeds of the sale of Series A Preferred for general working capital purposes. The Company issued and sold the Series A Preferred in order to meet its continuing working capital requirements.

Redemption of Series A Preferred

   Each share of Series A Preferred has a stated value of $1,000 and is convertible, at the election of the holder and at any time prior to June 28, 2002, into that number of shares of Common Stock as is equal to $1,000 plus the amount of any unpaid dividends that have accrued on such preferred shares, plus any unpaid premium, divided by the conversion price. The conversion price is equal to the lower of:

  . $18.266, which is equal to 25% above the average closing bid of the Common Stock during the five day trading period immediately preceding June 28, 2000; and

  . an amount equal to 101% of the average of the three lowest closing bid prices of the Common Stock for the 10 day trading period immediately preceding the day of conversion (the "market conversion price").

In addition, the Company has granted to Marshall Capital an exchange right with respect to approximately 2,371 shares of Series A Preferred pursuant to which Marshall Capital may exchange one share of Series A convertible preferred stock for approximately 638 shares of Common Stock up to an aggregate maximum of 1,512,719 shares of common stock. This exchange ratio is equivalent to a conversion price of $1.5675 per share of Common Stock. The Company has granted the exchange right to Marshall Capital in consideration for Marshall Capital's agreement to extend the deadline under the Series A Preferred financing agreements related to the timing of the Annual Meeting.

   In general, the aggregate number of shares of Common Stock issuable upon conversion or redemption of the Series A Preferred and any other shares of Common Stock aggregated with such shares under the Nasdaq Marketplace Rules may not exceed the Nasdaq Threshold.

   The Series A Preferred may be converted in the manner as described above prior to June 28, 2002. On June 28, 2002, the Company, at its election, may either redeem any shares of Series A Preferred then outstanding for their stated value (not their liquidation value) or redeem the Series A Preferred into a number of shares of Common Stock equal to the stated value of the shares divided by the average closing bid price of the Common Stock for the five-day trading period immediately preceding June 28, 2002.

   The Company may not redeem the Series A Preferred for Common Stock on June 28, 2002 unless certain conditions are satisfied. Those conditions include conditions related to: written notice of the Company's intention to convert the Series A Preferred; the Common Stock being actively traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; stockholder approval of the issuance of shares of Common Stock in excess of the Nasdaq Threshold in connection with the redemption at maturity, if necessary; and the availability of a registration statement covering the shares of Common Stock issuable upon redemption of the Series A Preferred.

   The following are examples of how the redemption for Common Stock works, giving effect to the exchange of 2,371 shares of Series A Preferred for 1,512,719 shares of Common Stock described above assuming that: (i) the stated value of each share of Series A Preferred on June 28, 2002 is equal to $1,000; and (ii) the remaining 12,629 shares of Series A Preferred are outstanding on June 28, 2002; and (iii) all of the conditions to redemption for Common Stock at maturity are satisfied:

     Example 1: If the average closing bid price of the Common Stock for the five-day trading period immediately preceding June 28, 2002 is $1.5675, then each share of Series A Preferred would be redeemable for approximately 638 shares of Common Stock and the aggregate number of shares of Common Stock issuable upon redemption of the Series A Preferred for Common Stock on June 28, 2002 would be approximately 9,570,000.

     Example 2: If the average closing bid price of the Common Stock for the five-day trading period immediately preceding June 28, 2002 is $10, then each share of Series A Preferred would be redeemable for approximately 100 shares of Common Stock and the aggregate number of shares of Common Stock issuable upon redemption of the Series A Preferred for Common Stock on June 28, 2002 would be 2,775,619.

   The Company cannot determine in advance the number of shares of Common Stock issuable upon maturity of the Series A Preferred because the redemption depends upon the market price of the Common Stock in the trading days immediately prior to June 28, 2002. Accordingly, the Company is seeking your approval of an issuance of shares of Common Stock upon redemption at maturity of the Series A Preferred in excess of 3,014,199, as in Example 1. Using the assumptions applied with respect to the examples above, the number of shares issuable upon redemption at maturity of the Series A Preferred would exceed 3,014,199 if the conversion price were to fall below approximately $8.41.

   On June 28, 2002, the Company has the discretion to elect to redeem the Series A Preferred for cash or for Common Stock. The Company believes that it may be in the best interests of the Company and its stockholders to redeem the Series A Preferred for Common Stock on June 28, 2002 in order to avoid depleting its working capital, which could occur if the Company were required to redeem the Series A Preferred for cash. While such a redemption only requires stockholder approval if the number of shares of Common Stock issuable on redemption exceeds the Nasdaq Threshold, the Company is seeking stockholder approval now so as to have the flexibility to make its decision regarding the redemption of the Series A Preferred based on financial and market conditions existing on June 28, 2002.

Effect Upon Existing Stockholders

   As described above, the shares issuable upon redemption of the Series A Preferred at maturity are shares of Common Stock and have the same rights and preferences as other shares of Common Stock. However, while the issuance of Common Stock upon redemption of the Series A Preferred at maturity can not be determined in advance, such an issuance will be likely to have a dilutive effect on the holders of other Company securities outstanding on June 28, 2002.

Financial and Other Information

   The financial and other information required with respect to this Proposal No. 2 is incorporated by reference to the Company's Annual Report on Form 10-K, as filed by the Company with the SEC on June 30, 2000.

Recommendation of the Board:

     THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF COMMON
          STOCK UPON REDEMPTION AT MATURITY OF THE COMPANY'S SERIES A
              CONVERTIBLE PREFERRED STOCK, TO THE EXTENT THAT SUCH
                     ISSUANCE EXCEEDS THE NASDAQ THRESHOLD.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   KPMG LLP has served as the Company's independent auditors since 1994 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending March 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting, the Board will reconsider its selection of auditors.

   A representative of KPMG LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS
                   FOR THE FISCAL YEAR ENDING MARCH 31, 2001

                               EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the executive officers of the Company as of October 31, 2000.

          Name          Age                     Office(s)
          ----          ---                     ---------
 M. Marketta Silvera... 57  Chairman of the Board of Directors, President and
                             Chief Executive Officer

 Dana R. Nelson........ 51  Executive Vice President

 Martin W. Wegenstein.. 50  Senior Vice President, Operations

 Thomas A. Wadlow...... 43  Chief Technology Officer

   Dana R. Nelson has served as Executive Vice President since April 2000, and Senior Vice President, Sales, since January 1999. From 1997 to 1999, Mr. Nelson served as the Senior Vice President of Sales of NetVantage, a networking company that was sold to Cabletron Systems in 1998. From 1995 to 1997, Mr. Nelson was the Vice President, Worldside Sales and Marketing for Digi International, a data communications hardware and software provider. From 1983 to 1995, Mr. Nelson held various positions with Ascom Timeplex, a supplier of networking equipment, most recently serving as Vice President, Worldwide Sales.

   Martin W. Wegenstein has served as Senior Vice President, Operations, since April 1999. From 1998 through April 1999, Mr. Wegenstein was the owner of The Wegenstein Group, an information and knowledge management consulting firm. From 1995 through 1998, Mr. Wegenstein served as Vice President and CIO of Applied Materials, a silicon wafer fabrication company. From 1992 to 1995, Mr. Wegenstein served as Vice President of Information Technology and CIO of Rachem Corporation, a material science company. From 1985 Mr. Wegenstein served as Director of Corporate Information Systems at Emerson Electric Co., an electrical manufacturing company.

   Thomas A. Wadlow has served as Chief Technology Officer of the Company since January 1996, and Director of Engineering from September 1993 to January 1996. From 1989 to September 1993, he served as Research Network Architect at Sun Microsystems Laboratories, Inc., a workstation manufacturer. From 1988 to 1989, Mr. Wadlow served as Systems and Network Manager of ParcPlace Systems, an object oriented software developer. From 1987 to 1988, Mr. Wadlow served as an engineer of the Smalltalk Group of Xerox Palo Alto Research Center, a computer science research laboratory. Prior to 1988 Mr. Wadlow served in various senior technical staff positions at Schlumberger Limited, a petroleum exploration and research company, and Lawrence Livermore National Laboratories, a national defense contractor.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of October 1, 2000 (except in the case of Marshall Capital Management, Inc., for which beneficial ownership reflects the conversion price in effect as of October 31, 2000 with respect to convertible securities held by such stockholder) for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                       Amount and
                                                       Nature of   Percent of
                                                       Beneficial    Common
Name and Address                                      Ownership(1) Stock(1)(2)
----------------                                      ------------ -----------
M. Marketta Silvera (3)..............................  1,174,375       7.7%

Primus Telecommunications Group, Incorporated (4)....  1,119,540       7.3
 1700 Old Meadow Road
 Suite 300
 McLean, VA 22102

Marshall Capital Management, Inc. (5)................  3,270,820      17.8
 11 Madison Avenue, 7th Floor
 New York, NY 10010

Thomas O'Rourke (6)..................................    404,580       2.7

Thomas A. Wadlow (7).................................    243,019       1.6

Dana R. Nelson (8)...................................     68,750         *

Martin W. Wegenstein (9).............................     59,375         *

William C. Leetham (10)..............................     29,413         *

Thomas B. Kelly (11).................................     11,250         *

All directors and executive officers as a group (6
 persons) (12).......................................  2,000,762      12.9%

--------
  * Represents beneficial ownership of less than 1% of the Company's Common
   Stock.
 (1) Except pursuant to applicable community property laws or as indicated in the footnotes of this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
 (2) Applicable percentage of ownership for each stockholder is based on 15,106,719 shares of Common Stock outstanding as of October 1, 2000, together with applicable options and warrants for such stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable within 60 days of October 1, 2000. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o Pilot Network Services, Inc., 1080 Marina Village Parkway, Alameda, CA 94501.
 (3) Includes 104,375 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.
 (4) Includes 200,000 shares subject to currently outstanding warrants.

 (5) Includes 3,014,199 shares of common stock (which would be issuable upon conversion of approximately 4,725 shares of Series A Convertible Preferred Stock of the Company held by such stockholder based on the $1.5675 per share conversion price in effect on October 31, 2000), which number of shares represents the maximum number of shares of Common Stock issuable upon conversion or exchange of the 15,000 shares of Series A Convertible Preferred Stock of the Company held by such stockholder. Also includes 256,621 shares issuable upon exercise of currently outstanding warrants. Except under limited circumstances, no holder of Series A Preferred is entitled to convert such securities into Common Stock to the extent that the shares of Common Stock to be received by such holder upon conversion would cause such holder to hold more than 4.99% of the outstanding shares of Common Stock. Accordingly, Marshall Capital disclaims beneficial ownership of more than 4.99% of the outstanding shares of Common Stock.
 (6) Includes 394,580 shares held by O'Rourke Investment Corporation ("OIC"). Mr. O'Rourke, a Director of the Company and Chairman and CEO of OIC, owns a majority of the outstanding voting shares of OIC and is a director of OIC. Also includes 10,000 shares issuable upon exercise of stock options that are exercisable within 60 days of October 31, 2000.
 (7) Includes 58,437 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.
 (8) Includes 68,750 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.
 (9) Includes 59,375 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.
(10) Includes 26,667 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000. Mr. Leetham served as our Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary until September 2000.
(11) Includes 11,250 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.
(12) Includes 348,854 shares issuable upon exercise of stock options that are exercisable within 60 days of October 1, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the compensation earned by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended March 31, 2000; and, (b) the four other most highly compensated individuals who were serving as executive officers of the Company at the end of fiscal year ended March 31, 2000; and (c) the compensation received by each such individual for the Company's two preceding fiscal years.

                           Summary Compensation Table

                                                           Long-Term
                                                          Compensation
                                   Annual Compensation       Awards
                                 ------------------------ ------------
                                                           Securities
 Name and Principal      Fiscal                            Underlying     All Other
 Position                 Year   Salary($)(1) Bonus($)(2)  Options(#)  Compensation(3)
 ------------------      ------  ------------ ----------- ------------ ---------------
M. Marketta Silvera.....  2000     $225,000    $ 96,200      30,000         $358
 President and Chief      1999      225,000      10,200      60,000          261
 Executive Officer        1998      205,000      43,650      60,000          237

Dana R. Nelson..........  2000      175,000     124,625         --           322
 Executive Vice           1999       39,824      12,500     150,000           44
 President

William C. Leetham......  2000      150,000      72,150      20,000          304
 Senior Vice President,   1999      129,563       6,800     150,000          223
 Finance and
 Administration, Chief
 Financial Officer,
 Treasurer and Secretary

Martin W. Wegenstein....  2000      173,093      72,150     150,000          300
 Senior Vice President,
 Operations

Thomas A. Wadlow........  2000      139,827      48,100      20,000          297
 Chief Technology         1999      125,000       4,080      35,000          261
 Officer                  1998      110,000      18,188      30,000          178

--------
(1) Includes amounts deferred under the Company's 401(k) plan.
(2) Include bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.
(3) Amounts listed represent term life insurance premiums paid on behalf of the listed individual.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides certain information with respect to stock options granted to the persons listed in the Summary Compensation Table in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                           Individual Grants(1)
                         ---------------------------------------------------------
                                                                                   Potential Realizable
                                                  Percent                            Value at Assumed
                                              of Total Options                       Annual Rates of
                                                  Granted                              Stock Price
                         Number of Securities   to Employees   Exercise              Appreciation For
                          Underlying Options     in Fiscal      Price   Expiration  Option Term(3)($)
          Name                Granted(#)         Year(%)(2)     ($/sh)     Date          5% / 10%
          ----           -------------------- ---------------- -------- ---------- --------------------
M. Marketta Silvera.....        30,000              1.8%       $15.438    4/2/09   $  291,266/$ 738,126
Dana R. Nelson..........           --               --             --        --           -- /--
William C. Leetham......        20,000              1.2         15.438    4/2/09      194,178/492,084
Martin W. Wegenstein....       150,000              9.1         15.438    4/2/09    1,456,331/3,690,629
Thomas A. Wadlow........        20,000              1.2         15.438    4/2/09      194,178/492,084

--------
(1) No stock appreciation rights were granted to the above officers in the last fiscal year. Options vest 25% upon the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years.
(2) Based on an aggregate of 1,640,000 options granted to employees during the fiscal year ended March 31, 2000.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information with respect to stock options exercised by the persons listed in the Summary Compensation Table during the fiscal year ended March 31, 2000. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended March 31, 2000, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended March 31, 2000.

                                                       Number of Unexercised Value of Unexercised In-the-
                                                            Options at         Money Options at Fiscal
                             Shares                       Fiscal Year End              Year End
                            Acquired        Value        (#) Exercisable/          ($) Exercisable/
          Name           on Exercise(#) Realized($)(3)   Unexercisable(1)          Unexercisable(2)
          ----           -------------- -------------- --------------------- ----------------------------
M. Marketta Silvera.....        --        $     --        72,500/77,500         $2,269,380/$1,983,930
Dana R. Nelson..........        --              --        43,749/106,251         1,052,732/2,556,718
William C. Leetham......     65,624       1,392,434        3,125/166,875            84,572/2,551,396
Martin W. Wegenstein....        --              --           -- /150,000               -- /2,643,750
Thomas A. Wadlow........     13,958         421,936       39,582/46,640          1,241,796/1,166,542

--------
(1) No stock appreciation rights (SARs) were outstanding during fiscal 2000.
(2) Based on the $33.063 per share closing price of the Company's Common Stock on The Nasdaq Stock Market on March 31, 2000, less the exercise price of the options.
(3) Value realized is calculated based on the closing price of the Company's Common Stock as reported on the Nasdaq Stock Market on the date of exercise minus the exercise price of the option and does not necessarily indicate that the optionee sold such stock.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended March 31, 2000. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers, including administration of the Company's stock plans and approving stock option grants. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

   Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

   The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

   The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

   Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

Long-Term Incentive Compensation

   The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

   Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

Compensation of the Chief Executive Officer

   M. Marketta Silvera has served as the Company's President and Chief Executive Officer since June 1993. Her base salary and cash bonus for fiscal 2000 was $225,000 and $96,200, respectively.

   The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Ms. Silvera's salary and stock option grant for fiscal 2000. Significant factors in establishing Ms. Silvera's compensation were Ms. Silvera's personal performance during the fiscal year as well as her role in attaining the Company's overall objectives in revenue attainment and operating results. The actual bonus paid to Ms. Silvera was based on the quantitative attainment of revenue and operating income targets established at the beginning of their fiscal year.

Deductibility of Executive Compensation

   The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to
Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1998 Stock Plan or its 1994 Stock Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Shanda Bahles and Thomas O'Rourke. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

   The Company has entered into service agreements with entities affiliated with General Electric Company containing standard terms and conditions resulting from third party arm's length negotiations between the Company and each such entity. Such entities may be affiliated with GE Capital Corporation, a subsidiary of General Electric Company and a former holder of more than 5% of the Company's Common Stock. The Company also entered into an agreement with AmeriData Technologies Inc. a subsidiary of GE Capital Corp. ("AmeriData") on June 18, 1996 whereby the Company granted AmeriData options to purchase 200,000 shares of the Company's Common Stock at $2.00 per share and Ameridata agreed to sell the Company's Internet security service to AmeriData customers in exchange for a commission on the first two years of revenue from those customers. The current aggregate value of the 100,000 remaining options held by AmeriData, based on the 30-day average trading value of the Company's Common Stock as of October 1, 2000, is approximately $980,000. The Company and AmeriData also agreed to cooperate in areas such as training and marketing. AmeriData was acquired by GE Capital Corp., and is now GE Capital Information Technologies Solutions, Inc.

   In fiscal 2000, the Company recognized $2.0 million in revenue from Primus Telecommunications Group, Inc., On March 31, 2000, the Company had $1.0 million in accounts receivable due from Primus. Primus owns 919,540 shares of the Company's common stock as well as a warrant to purchase 200,000 shares of common stock at a price of $25.00 per share. The chairman and chief executive officer of Primus, K. Paul Singh, who served as a member of the Company's board of directors until November 2000.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for the Company's stock since August 10, 1998 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) The Nasdaq National Market Composite Index, and (ii) the Credit Suisse First Boston EC Index. The graph assumes that $100 was invested on August 11, 1998, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $14.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                COMPARISON OF 19-MONTH CUMULATIVE TOTAL RETURN *
            AMONG PILOT NETWORK SERVICES, INC., THE NASDAQ NATIONAL
         MARKET COMPOSITE INDEX AND CREDIT SUISSE FIRST BOSTON EC INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]
--------
* Assumes $100 invested on August 11, 1998 in stock or index, including reinvestment of dividends.

                         8/11/98 9/30/98 12/31/98 3/31/99 6/30/99 9/30/99 12/31/99 3/31/00
                         ------- ------- -------- ------- ------- ------- -------- -------
Pilot Network Services,
 Inc....................  100.0   47.3     63.8    106.7    70.1    66.1   171.4    236.2
The Nasdaq National
 Market Composite
 Index..................  100.0   94.5    122.3    137.3   149.8   153.2   227.0    255.1
Credit Suisse First
 Boston EC Index........  100.0   85.5    137.0    212.5   162.7   169.7   228.3    258.5

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
                            FOR 2001 ANNUAL MEETING

   Proposals of stockholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of Stockholders must be received by Thomas C. Chesterman, Secretary, 1080 Marine Village Parkway, Alameda, California 94501, no later than [ ], 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended March 31, 2000, all Reporting Persons complied with all applicable filing requirements.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors


                                          Secretary

Alameda, California
[ ], 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          PILOT NETWORK SERVICES, INC.

    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD [        ], 2000

  The undersigned stockholder of Pilot Network Services, Inc., a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of
Annual Meeting of Stockholders and Proxy Statement, each dated [      ], 2000,
and hereby appoints M. Marketta Silvera and [       ] or either of them,
proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Pilot Network Services, Inc. to be held on
[    ], 2000 at 10:00 a.m., local time, at the Waterfront Plaza Hotel, Ten
Washington street, Oakland, California 94607 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

  1. ELECTION OF ONE CLASS II DIRECTOR

  [_] FOR the nominee listed below (except as indicated)

  [_] WITHHOLD authority to vote for the nominee listed below.

                              Thomas O'Rourke
  2. PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK UPON THE REDEMPTION AT MATURITY OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK, TO THE EXTENT THAT SUCH ISSUANCE EXCEEDS THE NASDAQ THRESHOLD:

                         [_] FOR[_] AGAINST[_] ABSTAIN

  3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2001:

                         [_] FOR[_] AGAINST[_] ABSTAIN

  and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ONE CLASS II DIRECTOR NOMINEE; (2) TO APPROVE THE ISSUANCE OF COMMON STOCK UPON THE REDEMPTION AT MATURITY OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK, TO THE EXTENT THAT SUCH ISSUANCE EXCEEDS THE NASDAQ THRESHOLD; (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2001; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                Dated: _______________________,
                                                _______________________________
                                                Signature
                                                Dated: ________________________
                                                _______________________________
                                                Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)